Exhibit 5.1

THE LAW OFFICE OF
CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@lysiaklaw.com

November 30, 2008

Snowdon Resources Corporation
789 West Pender Street, Suite 1010
Vancouver, British Columbia
Canada V6C 1H2

RE:   Registration Statement on Form S-8 (S.E.C. File
        No. 333-_________) covering the Public
        Offering of Common Shares

Gentlemen:

     I have acted as counsel for Snowdon Resources Corporation (the "Company"), in connection with registration by the Company of an aggregate of 10,000,000 Common Shares, par value $0.00001 per share, underlying Options to be issued to employees, directors, officers and/or others of the Company (the "Options"), all as more fully set forth in the Registration Statement on Form S-8 to be filed by the Company.

     In such capacity, I have examined, among other documents, the Articles of Incorporation, as amended, Bylaws and minutes of meetings of its Board of Directors and shareholders, and the Non-Qualified Stock Option Plan of the Company.

     Based upon the foregoing, and subject to such further examinations as I have deemed relevant and necessary, I am of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

     2. The Options and underlying Common Shares have been legally and validly authorized under the Articles of Incorporation, as amended, of the Company, and when issued and paid for upon exercise of the Options, the Common Shares underlying the Options will constitute duly and validly issued and outstanding, fully paid and nonassessable, Common Shares of the Company.

The Law Office of Conrad C. Lysiak, P.S.

BY:   CONRAD C. LYSIAK
         Conrad C. Lysiak